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EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           MARKLAND TECHNOLOGIES INC.

                                       AND

                            E-OIR TECHNOLOGIES, INC.

                                       AND

                              THE SELLERS LISTED ON


                               THE SIGNATURE PAGE


                                    ATTACHED




                            DATED AS OF JUNE 30, 2004

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                                      TABLE OF CONTENTS
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
ARTICLE 1             Sale and Purchase....................................................1

         1.1      Agreement to Sell and Purchase...........................................1

         1.2      Purchase Price...........................................................1

         1.3      Closing..................................................................1

         1.4      Payment of Purchase Price................................................1

         1.5      Distribution of Working Capital..........................................1

         1.6      7 Representative.........................................................2

ARTICLE 2             Representations and Warranties of the Sellers........................3

         2.1      Organization, Good Standing and Subsidiaries.............................3

         2.2      Capitalization and Ownership of Capital Stock............................3

         2.3      Charter, Bylaws and Minutes..............................................4

         2.4      Enforceability...........................................................4

         2.5      No Breach................................................................4

         2.6      Properties and Assets....................................................5

         2.7      Financial Statements.....................................................5

         2.8      Absence of Certain Changes...............................................6

         2.9      Debt and Bank Accounts...................................................8

         2.10     Accounts Receivable......................................................8

         2.11     No Undisclosed Liabilities...............................................8

         2.12     Taxes....................................................................8

         2.13     Employee Compensation and Benefits......................................12

         2.14     Litigation..............................................................13

         2.15     Intellectual Property...................................................13

         2.16     Insurance...............................................................14

         2.17     Material Contracts......................................................14

         2.18     Consents and Approvals..................................................15

         2.19     Governmental Permits and Licenses.......................................15

         2.20     Compliance with Law.....................................................16

         2.21     Environmental Laws and Regulations......................................16

         2.22     Transactions with Affiliates............................................16

         2.23     Customers and Suppliers.................................................17

         2.24     Impairment of Relationships.............................................17

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         2.25     Certain Payments........................................................17

         2.26     Contract Backlog........................................................17

         2.27     Service Liabilities.....................................................17

         2.28     Brokers or Finders......................................................18

         2.29     Totality of Assets......................................................18

         2.30     Joint Ventures..........................................................18

         2.31     Survival................................................................18

ARTICLE 3             Representations and Warranties of the Buyer.........................18

         3.1      Organization and Good Standing..........................................18

         3.2      Authority...............................................................19

         3.3      Consents and Approvals of Governmental Authorities......................19

         3.4      No Breach...............................................................19

         3.5      Brokers or Finders......................................................19

ARTICLE 4             certain Tax Matters.................................................19

         4.1      Tax Covenants...........................................................19

         4.2      Tax Indemnification.....................................................24

ARTICLE 5             Closing Deliveries..................................................24

         5.1      Deliveries and Other Conditions to Obligations of Each Party............24

         5.2      Deliveries of the Sellers...............................................25

         5.3      Deliveries Of the Buyer.................................................26

         5.4      Agreement of Sellers to Terminate the Buy-Sell Agreement................26

ARTICLE 6             Certain Post-Closing Covenants......................................26

         6.1      Proprietary Information.................................................26

         6.2      Sharing of Data.........................................................27

         6.3      Cooperation in Litigation...............................................27

         6.4      Publicity...............................................................27

         6.5      Post-Closing Litigation matters.........................................27

ARTICLE 7             Indemnification.....................................................28

         7.1      Indemnification by the Sellers..........................................28

         7.2      Indemnification by the Buyer............................................28

         7.3      Claims for Indemnification..............................................28

         7.4      Defense by the Indemnifying Party.......................................29

         7.5      Payment of Indemnification Obligation...................................30

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         7.6      Treatment of Indemnity Payments.........................................30

         7.7      Limitation..............................................................30

         7.8      Exclusivity.............................................................30

ARTICLE 8             Miscellaneous.......................................................31

         8.1      Defined Terms...........................................................31

         8.2      Other Definitional And Interpretive Provisions..........................35

         8.3      Amendment and Modification..............................................35

         8.4      Waiver of Compliance; Consents..........................................35

         8.5      Notices.................................................................35

         8.6      Assignment..............................................................36

         8.7      Governing Law...........................................................36

         8.8      Submission to Jurisdiction..............................................36

         8.9      Transaction Fees, Costs and Expenses....................................37

         8.10     Costs of Enforcement....................................................37

         8.11     Severability............................................................37

         8.12     Construction............................................................37

         8.13     Entire Agreement........................................................37

         8.14     Counterparts; Facsimile Executions......................................37

         8.15     Further Assurances......................................................38

SCHEDULE I          Stockholder List...................................................S-I 1

SCHEDULE II         Disclosure Schedule...............................................S-II 1

EXHIBIT A           Form of Buyer Note ................................................A - 1

EXHIBIT B           Power of Attorney .................................................B - 1
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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made effective as of June 29, 2004 by and among E-OIR TECHNOLOGIES, INC., a Virginia corporation ("EOIR"), each of the stockholders of EOIR set forth on the Stockholder List attached hereto as SCHEDULE I (the "SELLERS"); and MARKLAND TECHNOLOGIES INC., a Florida corporation (the "BUYER").

         A. EOIR is a Virginia corporation with 12,000 authorized and outstanding shares of common stock with a par value of one dollar ($1.00) per share (the "EOIR COMMON STOCK").

         B. The Buyer desires to purchase all of the EOIR Common Stock, and is willing to purchase less than all, but in any event a majority of the EOIR Common Stock on the terms and conditions set forth in this Agreement.

         C. The Sellers wish to sell to Buyer any and all of the interests in EOIR Common Stock that they hold.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                SALE AND PURCHASE

1.1      AGREEMENT TO SELL AND PURCHASE.

         On and subject to the terms of this Agreement, and in consideration of the mutual representations, warranties, covenants and agreements herein contained, at the date and time of the closing of the transactions contemplated herein and more fully defined in SECTION 1.3(A) below (the "CLOSING"), the Buyer shall acquire any and all shares of the EOIR Common Stock tendered for sale by Sellers (the "SELLERS' SHARES").

         Capitalized terms not defined in context shall have the meanings provided therefor in ARTICLE 8 hereof.

1.2      PURCHASE PRICE.

         Subject to any applicable adjustments as provided in SECTION 1.3, the aggregate consideration (the "PURCHASE PRICE") to be paid to the Sellers for all of the EOIR Common Stock is nineteen million dollars ($19,000,000), payable in accordance with SECTION 1.4 below.

1.3      CLOSING.

         (a) The Closing will take place at the offices of Foley Hoag LLP, 1875 K Street, N.W., Washington, D.C. on a mutually agreed date on or about June 30, 2004 (the "CLOSING"). At the Closing, Joseph R. Moulton ("MOULTON Sr.") in his individual capacity and as the Representative (as defined in SECTION 1.5), on behalf of the other Sellers, shall deliver to the Buyer or its designees stock

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certificates, duly endorsed in blank (or accompanied by duly executed stock powers), representing the Sellers' Shares, and the Buyer shall pay to the Sellers the Purchase Price, payable in accordance with SECTION 1.4.

         (b) In the event Sellers holding a minority of the EOIR Common Stock determine not to sell their EOIR Common Stock at the time the majority sells to the Buyer, the Purchase Price will be reduced by the amount of proceeds attributable to such minority shareholders.

1.4      PAYMENT OF PURCHASE PRICE.

         (a) The aggregate Purchase Price shall be paid to the Sellers in the form of (i) cash in the amount of the product of (1) eight million dollars ($8,000,000) and (2) a fraction, the numerator of which is the number of shares of EOIR Common Stock owned by all Sellers as of the Closing, and the denominator of which is the number of shares of EOIR Common Stock issued and outstanding as of the Closing, and (ii) redemption of Seller's Stock by EOIR with payment by EOIR promissory notes substantially in the form attached hereto as EXHIBIT A (a "BUYER Note," and, together with all other such notes, the "BUYER NOTES") in original principal amount equal to the product of (1) eleven million dollars ($11,000,000) and (2) a fraction, the numerator of which is the number of shares of EOIR Common Stock owned by all Sellers as of the Closing, and the denominator of which is the number of shares of EOIR Common Stock issued and outstanding as of the Closing. Buyer Notes will include notes having a substantial risk of forfeiture and notes without such risk of forfeiture. The allocation of the Purchase Price to each of the Sellers, by cash, or by Buyers Notes (with and without risk of forfeiture), is set forth on EXHIBIT B. The Buyer Notes shall bear interest at six percent annually, compounded quarterly; will be payable in quarterly installments over 60 months beginning on the first day of the first full month after the Closing; and may be prepaid in whole or in part at any time, including, without limitation, by offset as set forth in SECTION 7.6(C). The Buyer Notes shall be secured by first priority perfected security interests in the Sellers' Common Stock and in all of the assets of EOIR, including all real and personal property, to be reflected in a Security Agreement and a Pledge and Security Agreement of even date herewith made by Buyer for the benefit of Sellers. The Buyer hereby authorizes the Representative to file financing statements, mortgages or deeds of trust as applicable evidencing such first priority security interests on the Buyer's behalf and agrees to take all other actions reasonably requested by Moulton Sr. and the Representative necessary to create, maintain, attach or perfect such security interests and liens. For so long as Moulton Sr. shall be the Representative, any action requiring notice to, consent of, or any action by Moulton Sr. and the Representative shall be deemed accomplished by a single action by Moulton Sr. or, as applicable, by a single delivery or notice to Moulton Sr. who shall be deemed to be acting in both capacities.

         (b) TRANSACTION EXPENSES. Buyer agrees to bear its own and all reasonable expenses of Sellers (including, without limitation, the costs of Bundy & Company which acted as broker) with respect to the transactions contemplated in the Transaction Documents. SCHEDULE 1.4(B) (the "TRANSACTION FEE SCHEDULE") sets forth all fees incurred by the Sellers, which will be paid by Buyer immediately following the Closing out of EOIR funds. In addition to the Purchase Price, Buyer shall pay to the Persons specified in the Transaction Fee Schedule, the costs, fees and expenses reflected in such Transaction Fee Schedule with Buyer to make such payments by wire transfer of immediately

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available funds or by check delivered at Closing, whichever may be applicable as specified in the Transaction Fee Schedule.

1.5      SELLERS' REPRESENTATIVE.

         Each of the Sellers other than Moulton Sr. hereby appoints Moulton Sr. as their "REPRESENTATIVE" and agrees that the Representative shall have the authority arising under this Agreement or other Transaction Documents to which Sellers are party, on behalf of each of the Sellers other than Moulton Sr. (the "NON-MOULTON SELLERS"), to:

         (a) Enter into amendments designed to clarify the terms of this Agreement or the Transaction Documents;

         (b) Undertake such actions on behalf of the Non-Moulton Sellers that specifically require action by them under this Agreement or the Transaction Documents;

         (c) Grant extensions or waivers with respect to Buyer's performance of its obligations hereunder or under the Transaction Documents or the Buyer Notes, including but not limited to, waivers or subordination of liens to facilitate financing of EOIR and its affiliates post-Closing;

         (d) Execute and deliver any documents or agreements contemplated by this Agreement or the Transaction Documents, or necessary or desirable in connection with the transactions contemplated by this Agreement or the Transaction Documents, and enter into amendments to clarify the terms of such documents and agreements;

         (e) Give and receive notices, instructions and other communications under this Agreement or the Transaction Documents and any other documents or agreements contemplated hereunder or thereunder;

         (f) Negotiate, document and settle all post closing matters between Buyer and such Non-Moulton Sellers related to this Agreement or the Transaction Documents;

         (g) Take such actions with respect to this Agreement, the Transaction Documents and the other documents and agreements contemplated by this Agreement as the Representative may deem necessary or appropriate on behalf of such Non-Moulton Sellers;

         (h) Receive service of process in connection with any claims under this Agreement or the Transaction Documents; and

         (i) To make the election under Section 338(h)(10) pursuant to Section 4.2.

         The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and EOIR may conclusively and absolutely rely, without inquiry, upon any action of the Representative in all matters referred to herein.

         If Representative resigns, dies or is otherwise unable to serve as the Representative, the successor Representative shall be designated in writing by the Non-Moulton Sellers who held a majority of the EOIR Common Stock immediately

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prior to the Closing (exclusive of EOIR Common Stock held by Moulton Sr.), and such designation shall be binding upon all of the Non-Moulton Sellers.

         If any Non-Moulton Seller should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Representative pursuant to this Section 1.6 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Representative, the Buyer or EOIR shall have received notice of such death, incapacity, termination or other event.

         All notices and other deliveries required to be made or delivered by the Buyer or EOIR to the Non-Moulton Sellers shall be made to the Representative for the benefit of the Non-Moulton Sellers and shall discharge in full all notice requirements of the Buyer or EOIR to the Non-Moulton Sellers with respect thereto. The Non-Moulton Sellers hereby confirm all that the Representative shall do or cause to be done by virtue of his appointment as the Representative of the Non-Moulton Sellers.

         The Representative shall act for the Non-Moulton Sellers on all of the matters set forth in this Agreement in the manner the Representative believes to be in the best interest of the Non-Moulton Sellers and consistent with his and their obligations under this Agreement, but the Representative shall not be responsible to the Non-Moulton Sellers for any loss or damages the Non-Moulton Sellers may suffer by the performance by the Representative of his duties under this Agreement, other than loss or damage arising from his willful violation of the law or his duties hereunder. The Representative and his heirs and personal or legal representatives shall be held harmless by the Non-Moulton Sellers from, and indemnified against, any loss or damages arising out of or in connection with the performance of his obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of his willful violation of the law. The foregoing indemnity shall survive the resignation or substitution of the Representative.

         Notwithstanding the foregoing, nothing in this Agreement shall permit nor authorize the Representative to take any action to modify, reduce or alter the amount or timing of payments due under the Promissory Notes. Each of the Sellers other than Moulton Sr. shall deliver to the Representative the stock certificate(s) evidencing the EOIR Common Stock held by such Seller, together with a duly executed blank stock power, and hereby authorizes the Representative to deliver such certificates and stock power in connection with the Closing under this Agreement. To further effect the foregoing, each of the Non-Moulton Sellers shall execute a power of attorney in the form of EXHIBIT B designating the Representative (including any replacement Representative) as his or her attorney-in-fact for the purposes set forth in this Section.

         The Representative may resign by written notice to the Sellers other than Moulton Sr. and, in such event, or upon death or incapacity of the Representative a replacement Representative shall be chosen by action of the Sellers (voting pro rata based on principle balance of the Promissory Notes), which new Representative shall be reasonably acceptable to Buyer.

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                                   ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

         The Sellers hereby jointly but not severally make the representations and warranties to the Buyer as set forth below as of the Closing, except to the extent that any representation or warranty contained in this ARTICLE 2 is qualified by the disclosures in the Disclosure Schedules attached hereto as
SCHEDULE 2. Nothing contained in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Agreement specifically identifies the Disclosure Schedule as containing exceptions to a representation or warranty, or the Disclosure
Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Unless the context explicitly provides otherwise, the representation or warranty of, or the existence or absence of any event or circumstance with respect to, Sellers shall mean a representation or warranty by, or the existence or absence of an event or circumstance with respect to, EACH Seller, individually, and not Sellers collectively or in a group of two or more.

2.1      ORGANIZATION, GOOD STANDING AND SUBSIDIARIES.

         (a) EOIR. EOIR is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. EOIR is duly qualified or licensed and in good standing to do business in each jurisdiction, whether domestic or foreign, in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

         (b) OTHER INTERESTS. EOIR does not have any subsidiaries and does not directly or indirectly own, either of record or beneficially, or have any rights to acquire any equity interest in any other entity. Except for Distributed RMS Corporation and RMS Enterprises, LLC, and otherwise as set forth on SCHEDULE 2.1(B) EOIR has not sold, divested or liquidated any corporate entity in the three (3) years prior to Closing.

2.2      CAPITALIZATION AND OWNERSHIP OF CAPITAL STOCK.

         (a) EOIR COMMON STOCK. The authorized stock of EOIR consists of 12,000 shares of common stock, having a par value of $1.00 per share. SCHEDULE 2.2(A) sets forth a true and complete list of all the issued and outstanding shares of capital stock of EOIR. Each of the Sellers (together with Non-Selling Shareholders) has good and valid title to, and sole record and beneficial ownership of, all the EOIR Common Stock. No shares of EOIR Common Stock were issued in violation of any U.S. federal, state or foreign securities law. At Closing, all the Sellers' Shares shall be free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person or entity, and there is no security, option, warrant, right (including preemptive rights), put, call, subscription agreement, commitment, understanding or claim of any nature whatsoever, fixed or contingent, to which either the Sellers or EOIR is a party or by which the Sellers or EOIR is bound that directly or indirectly (i) calls for the issuance, sale, pledge, delivery or other disposition of any securities of EOIR or any securities convertible into, or other rights to acquire, any securities of EOIR,

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(ii) relates to the voting or control of any securities of EOIR, or (iii)
obligates the Sellers or EOIR or any of their respective Affiliates to grant, offer or enter into any of the foregoing. All of the EOIR Common Stock has been duly authorized and validly issued and, as of the Closing, will be fully paid and non-assessable. There are no outstanding contractual obligations of EOIR to repurchase, redeem or otherwise acquire any shares of its capital stock.

         (b) NO THIRD PARTY INTERESTS. Except as set forth on SCHEDULE 2.2(B), neither the Sellers nor EOIR has granted, issued, or agreed to grant or issue any equity interests in EOIR and there are no outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interests in EOIR that have not been fully released on or before the Closing.

2.3      CHARTER, BYLAWS AND MINUTES.

         Complete and accurate copies of all charter, bylaws and minute books of EOIR, together with all amendments thereto to the date hereof, have been delivered to the Buyer or its representatives. The minute books of EOIR contain accurate and complete records of all material corporate action taken by the stockholders, members, board of directors and committees of the board of directors of EOIR, and no material corporate action has been taken by any of such stockholders, members, board of directors or committees for which records have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of EOIR.

2.4      ENFORCEABILITY.

         EOIR has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of EOIR's obligations hereunder, have been duly and validly authorized by the board of directors of EOIR and no other corporate proceedings on the part of EOIR are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of EOIR's obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by EOIR and Sellers have been duly executed and delivered by EOIR and Sellers and constitute valid and binding obligations of EOIR and the Sellers, enforceable against each of them in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.5      NO BREACH.

         Neither the execution of this Agreement by EOIR or any of the Sellers nor the completion of the transactions contemplated hereby by EOIR or any of the Sellers will (a) conflict with or result in a breach of any provision of the charter or bylaws (or similar governing documents) of EOIR; (b) conflict with, violate or result in a breach of the terms, conditions or provisions of, or

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constitute a default (or event which upon provision of notice or lapse of time or both would become such a default) or result in the acceleration of any obligation under, or result in the cancellation or modification of, or permit termination of, any agreement, lease, license, note, contract or instrument to which EOIR is a party or by which EOIR is bound; (c) accelerate, or constitute an event entitling the holder of any indebtedness of EOIR to accelerate the maturity of any such indebtedness or permit the subordination of any indebtedness owing to EOIR to any other indebtedness to which such party was not already subordinated; (d) conflict with or violate the provisions of any law or any judgment, decree, order, arbitration award, regulation or rule of any Governmental Entity or any covenant or restriction binding upon any of the Sellers or EOIR; (e) violate or result in the modification, termination or loss of any Permit; or (f) result in the creation of any lien, charge or encumbrance upon any equity interest in or assets of EOIR under any agreement or instrument to which EOIR is a party or by which EOIR is bound.

2.6      PROPERTIES AND ASSETS.

         (a) SUFFICIENT RIGHTS TO USE. EOIR has beneficial ownership of, and good and marketable title to or sufficient rights to use, all properties and assets used in its operations or necessary for the continued conduct (both before and after the Closing) of its business as currently conducted or proposed to be conducted.

         (b) OWNED PROPERTY. EOIR has good and marketable title to all of the properties, equipment and assets owned by EOIR. None of the properties, equipment or assets owned by EOIR is subject to any mortgages, liens, judgments, pledges, loans, claims or encumbrances of any kind whatsoever, except for liens for current Taxes not yet due and payable and those set forth on SCHEDULE 2.6(B). SCHEDULE 2.6(B) lists (i) all real property owned by EOIR; (ii) all other property, equipment and assets owned by EOIR which are fixed assets (as determined in accordance with GAAP) having a book value greater than $5,000; and
(iii) all other property, equipment and assets owned by EOIR of a tangible nature whose book value exceeds $5,000. With respect to all real property, EOIR possesses a valid certificate of occupancy to the extent required by law and there is no pending or proposed special or other assessment for public improvements or otherwise.

         (c) LEASED PROPERTY. The properties, equipment and assets leased by EOIR are held under a valid leasehold interest in such properties and assets.
SCHEDULE 2.6(C) sets forth a list of (i) all leases or rental contracts under which EOIR is a lessee, lessor, sublessee or sublessor, and (ii) all leased property or equipment used by EOIR in the operation of its business. EOIR has made all payments under, and is in compliance with the terms of, each lease or rental contract to which it is a party. All such leases are in full force and effect and neither EOIR as tenant thereunder, nor the landlord under such leases, is in default thereunder. Except as set forth on SCHEDULE 2.6(C) the consent of any landlord for any such aforementioned leases (excluding leases for equipment the loss of which would not be material to EOIR's operations) will not be required as a result of the transaction contemplated by this Agreement.

         (d) CONDITION OF PROPERTY. All real and tangible personal property, including all equipment and fixtures currently used by EOIR in the operation of its business, are, and at the Closing will be adequate and suitable for the purposes for, and the manner in, which they are currently being used or are currently intended to be used, subject to ordinary wear and tear taking into

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account the age and use of such asset. No proceeding is pending or, to the knowledge of EOIR or any Seller, proposed which would preclude or impair the use of any property or asset by EOIR for the purposes for, and the manner in, which it is currently used or is currently intended to be used. EOIR, as lessee under each lease or rental contract, is in peaceable and undisturbed possession of the real property and improvements, buildings, machinery, equipment or other tangible property or assets covered thereby. All improvements on leased property used by EOIR in the operation of its business and the current use thereof are in accordance with all applicable laws and the agreements under which such improvements are leased.

2.7      FINANCIAL STATEMENTS.

         (a) FINANCIAL STATEMENTS. SCHEDULE 2.7(A) contains (i) the consolidated balance sheets of EOIR as of December 31, 2003, 2002 and 2001, together with the related statements of income and changes in stockholder equity of EOIR for the years then ended; and (ii) the consolidated balance sheet of EOIR as of May 31, 2004, together with the related unaudited statement of income for the period then ended (clauses (i) and (ii), together, the "FINANCIAL STATEMENTS"). The Financial Statements are accurate and complete and were prepared in accordance with GAAP in a manner consistent with the historic accounting practices of EOIR applied on a consistent basis, and present fairly the financial position and results of operations of EOIR as of the dates and for the period covered thereby. The internal books and records of EOIR from which the Financial Statements were prepared do not contain any information which is false or misleading and the reserves set forth in the Financial Statements are adequate in light of the contingencies with respect to which they were established.

         (b) FIXED ASSETS. The value of the fixed assets used by EOIR in the operation of its business has not been written up or down, other than for depreciation or amortization expenses in accordance with GAAP, applied on a basis consistent with the historic accounting practices of EOIR.

2.8      ABSENCE OF CERTAIN CHANGES.

         (a) Except as set forth on SCHEDULE 2.8(A), since April 30, 2004, EOIR has diligently and substantially conducted its business consistent with past practices and prudent business operations and there has not been:

                  (i) Any Material Adverse Effect with respect to EOIR;

                  (ii) Any material increase in the compensation paid or payable by EOIR to any of its directors or officers; nor to any employee or consultant other than in the ordinary course consistent with past practices and prudent business operations;

                  (iii) Any recapitalization in respect of any equity interest in EOIR or any direct or indirect redemption, purchase or other acquisition of any such equity interest or any agreement to do any of the foregoing;

                  (iv) Any issuance, transfer, sale or pledge by EOIR of its capital stock or any other equity interest or of any commitments, options, warrants, rights or privileges under which EOIR is or may become obligated to issue any shares of its capital stock or any other equity interest;

                  (v) Any adoption, amendment or entering into by EOIR of any bonus, profit sharing, stock option, pension, retirement, severance, deferred compensation or other employee benefit plan or agreement

                  (vi) Any other liability, commitment or obligation incurred by EOIR other than those consistent with past practices and prudent business operations, and exceeding $75,000;

                  (vii) Any loan, capital contribution, advance made or agreed to be made by EOIR other than those consistent with past practices and prudent business operations, and exceeding $25,000, either individually or in the aggregate, or the incurrence of any liability or the making of any guaranty by EOIR with respect to any obligation of a third party other than those consistent with past practices and prudent business operations, and exceeding $25,000, either individually or in the aggregate;

                  (viii) Any discharge or, to Sellers' knowledge, waiver by EOIR other than those consistent with past practices and prudent business operations, of any right or rights exceeding $25,000, either individually or in the aggregate, or any payment, direct or indirect, of any debt, liability or other obligation exceeding $50,000, either individually or in the aggregate, before the same became due in accordance with its terms;;

                  (ix) Any amendment to the charter or bylaws (or similar governing documents) of EOIR;

                  (x) Any amendment, cancellation or termination of any written or unwritten contract, agreement, commitment, license or other instrument or arrangement which would have a Material Adverse Effect on EOIR;

                  (xi) Any failure to repay any material obligation of EOIR when due other than when there is a good faith dispute over such obligation, as specifically disclosed on SCHEDULE 2.8(A) of the Disclosure Schedule;

                  (xii) Any change in the accounting methods, practices or policies followed by EOIR, whether for general financial or Tax purposes;

                  (xiii) Any change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, the entering into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, any settlement or compromise of any claim or assessment in respect of Taxes, or any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any taxing authority or otherwise

                  (xiv) Any transaction between EOIR and a Related Party having a value individually or in aggregate exceeding $25,000, other than the divestiture described in Section 5.2(f), the agreed distribution of EOIR net profit balances as of the date of Closing (which distribution shall in no event reduce the working capital balance to less than zero), and other transactions consistent with past practices and prudent business operations;

                  (xv) Any purchase or other acquisition of, or any sale, lease, disposition of, mortgage, pledge or subjection to any lien or encumbrance on (except for liens for current Taxes not yet due and payable), any material property or assets, whether tangible or intangible, of EOIR or any agreement to do any of the foregoing, other than those consistent with past practices and prudent business operations;

                  (xvi) Any payment or declaration of any dividend or other distribution in respect of any shares of the capital stock of EOIR, or any incurrence of any obligation to make any such dividend or distribution except for distribution of EOIR's net profit balances as of the date of Closing (which distribution shall in no event reduce the working capital balance to less than zero) and the divestiture set forth in Section 5.2(f), or to the extent specifically disclosed in writing to Buyer;

                  (xvii) Any release, termination or modification of the existing noncompetition, confidentiality, invention agreements between EOIR and fourteen (14) key employees as provided to Buyer;

                  (xviii) Any agreement or commitment to do any of the foregoing; or

                  (xix) Any physical damage, destruction or loss of any assets of EOIR in an amount exceeding $100,000 in the aggregate.

2.9      DEBT, BANK ACCOUNTS, AND AVAILABLE LINES OF CREDIT.

         (a) DEBT. SCHEDULE 2.9(A) sets forth a complete and accurate list of all the debt (the "DEBT") of EOIR as of May 31, 2004, together with a description of all security and collateral for each indebtedness listed thereon.

         (b) BANK ACCOUNTS. SCHEDULE 2.9(B) sets forth a complete and accurate list of (i) all bank, money market, savings and similar accounts and safe deposit boxes of EOIR (the "ACCOUNTS") (ii) the names of all authorized signatories and persons having access to such accounts and safe deposit boxes, including, without limitation, any persons holding power of attorney with respect thereto and (iii) the closing balance of each such Account as of May 31, 2004.

         (c) LINES OF CREDIT. SCHEDULE 2.9(C) sets forth a complete and accurate list of all lines of credit available from unaffiliated parties as of the Closing.

2.10     ACCOUNTS RECEIVABLE.

         All the Accounts Receivable of EOIR represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth on SCHEDULE 2.10, unless paid on or prior to the Closing, the Accounts Receivable are or will be as of the Closing collectible net of the respective reserves shown in the Financial Statements (which reserves are adequate and calculated consistent with past practice, without any set-off). Neither EOIR nor any Seller has received any notice of contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.
SCHEDULE 2.10 contains a complete and accurate list of all the Accounts Receivable of EOIR as of May 31, 2004.

2.11     NO UNDISCLOSED LIABILITIES.

         EOIR does not have, or as of the Closing will not have, any liabilities, obligations or commitments (whether absolute, accrued, or contingent) that in accordance with GAAP should be included in the Financial Statements except (a) liabilities which are adequately reflected or fully reserved against in the Financial Statements or (b) liabilities which have been incurred in the ordinary course of business and consistent with past practice, which do not (and are not anticipated to) individually or in the aggregate have a Material Adverse Effect with respect to EOIR.

2.12     TAXES.

         (a) TAX RETURNS. EOIR has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. EOIR has paid all Taxes required to be paid by EOIR on or before the date hereof (whether or not such amounts are shown on any Tax Return).

         (b) PAYMENT OF TAXES. Except as set forth in SCHEDULE 2.12(B), EOIR has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) TAX DISPUTES AND AUDITS. There is no material dispute or claim concerning any Tax liability of EOIR (i) claimed or raised by any taxing authority orally or in writing or (ii) as to which any of the Sellers has knowledge based upon personal contact with any agent of a taxing authority. Neither EOIR nor any Seller expects any governmental authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or foreign Tax audit or administrative or judicial Tax proceeding is pending or being conducted with respect to EOIR. No claim has ever been made by a governmental authority in a jurisdiction where EOIR does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. EOIR has not received from any federal, state, local, or foreign taxing authority (including jurisdictions where EOIR has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against EOIR. SCHEDULE 2.12(C) lists all federal, state, local, and foreign Income Tax Returns filed by EOIR for its taxable periods ended on or after December 31, 1999, and indicates whether those Tax Returns have been audited.

         (d) LIENS. There are no liens for Taxes (other than for current Taxes not yet due and payable) existing upon any of the stock or assets of EOIR.

         (e) POST-CLOSING INCOME AND DEDUCTIONS. Except as set forth on SCHEDULE 2.12(E), EOIR will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing; (ii) "closing agreement" as described in Code section 7121 (or any corresponding or similar provision of state, local, or foreign Income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

         (f) S CORPORATION. None of the Sellers is a nonresident alien for U.S. income tax purposes. EOIR has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times during its existence through and including the day before the Closing (unless the Buyer and the Sellers make a 338(h)(10) Election with respect to EOIR, in which event EOIR will be an S corporation through and including the Closing).

         (g) BUILT-IN GAIN. EOIR is not and will not be liable for any Tax under section 1374 of the Code or otherwise in connection with (i) EOIR's contribution of its membership interest in RMS to Distributing RMS Corporation, Inc. prior to the Closing, (ii) EOIR's distribution of the stock of Distributing RMS Corporation, Inc. prior to the Closing, or (iii) the deemed sale of EOIR's assets, if the Buyer and the Sellers make a 338(h)(10) Election with respect to EOIR. .

         (h) TRANSACTIONS. EOIR has not (i) distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or section 361; (ii) acquired assets from another corporation in a transaction in which EOIR's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (iii) acquired the stock of any corporation that was a S corporation or a "qualified subchapter S subsidiary", as that term is defined in Code section 1361(b)(3)(B).

         (i) MISCELLANEOUS. EOIR has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. EOIR currently is not the beneficiary of any extension of time within which to file any Tax Return. EOIR is not a party to any Tax allocation or Tax sharing agreement. EOIR has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return or has any liability for the Taxes of any Person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise. EOIR has not filed a consent under Code section 341(f) concerning collapsible corporations. EOIR is not party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENT" within the meaning of Code section 280G (or any corresponding provision of state, local, or foreign law) or any amount that will not be fully deductible as a result of Code section 162(m) (or any corresponding provision of state, local, or foreign law).

2.13     EMPLOYEE COMPENSATION AND BENEFITS.

         (a) COMPENSATION. Prior to the date of the Closing, Sellers shall cause to be delivered to Buyer a confidential memorandum setting forth or having attached thereto, as applicable, the following: (i) a complete and accurate list

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

of the part- and full-time employees, officers and consultants of EOIR, including each individual's job title, current salary and bonus and any other monetary or other benefits; (ii) copies of all written agreements with such persons.

         (b) CONFIDENTIALITY AGREEMENTS. To the knowledge of EOIR and each Seller, no employee, consultant or agent of EOIR is in violation of any term of any employment agreement, confidentiality or non-disclosure agreement or any other contract, agreement, commitment or understanding relating to the relationship of such person with EOIR except for minor violations which will not result in a Material Adverse Effect. No stockholder, director, officer, employee or agent of EOIR is obligated under any contract or agreement, or is subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of EOIR or that would interfere with the business of EOIR. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of EOIR as presently conducted or proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any such person is now bound.

         (c) BENEFIT PLANS. SCHEDULE 2.13(C) contains a listing of (i) each employee benefit plan under which fringe benefits (including without limitation, pensions, stock option, excess benefit, incentive, salary continuation, and other compensation arrangements, vacation plans or programs, severance benefits, sick leave plans or programs, and related or similar benefits) are provided to employees of, or otherwise required to be provided by, EOIR and (ii) each employment, consulting, and any other agreement, providing for compensation or other benefits to employees (including officers) or independent contractors, individually or as a group, to which EOIR is a party or by which EOIR is bound (all plans, programs and arrangements described in clauses (i) and (ii), collectively, the "EMPLOYEE BENEFIT PLANS").

         (d) COMPLIANCE. EOIR has complied with all applicable laws, rules and regulations relating to employment, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by all appropriate Governmental Entities except for violations, which are not reasonably expected to result in a Material Adverse Effect. All Employee Benefit Plans in effect at any time since the inception of EOIR, as applicable, are now, and have always been, established, maintained and operated in accordance with all applicable laws and all regulations and interpretations thereunder and in accordance with their plan documents. To the Sellers' knowledge there are no investigations, proceedings, or lawsuits or other claims (other than routine claims for benefits under the plan and qualified domestic relations orders) pending against or involving any of the Employee Benefit Plans, or any fiduciary of any such Plan brought on behalf of any participant, beneficiary, or fiduciary thereunder; nor is there any reasonable basis for any such claim.

         (e) OTHER EMPLOYEE BENEFIT MATTERS. Except as set forth in the confidential memorandum described in SECTION 2.13(A) or on SCHEDULE 2.13(C), none of the Employee Benefit Plans or employment contracts of EOIR provides any benefits that become payable solely as a result of the execution of this Agreement or the completion of the transactions contemplated by this Agreement.

         (f) LABOR MATTERS. EOIR is not involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees and no such unit or group has notified the Sellers or EOIR of any intention to commence any organizational activities among the employees of EOIR.

2.14     ERISA.

         (a) None of EOIR or ERISA Affiliate of EOIR, has incurred any "WITHDRAWAL LIABILITY" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause any of them to incur any such liability. No employee pension benefit plan previously maintained by EOIR, or any ERISA Affiliate of EOIR, which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any Employee Benefit Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by EOIR or any ERISA Affiliate of EOIR. Except as set forth on SCHEDULE 2.13(C), all Employee Benefit Plans are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and EOIR and its ERISA Affiliates have in all material respects performed all obligations required to be performed by them. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to Employee Benefit Plans have been timely filed or delivered. All fees required to be paid in connection with the administration of any ERISA plan, and all fees required to be paid as a result of the termination of any plan recordkeeping agreements, have been disclosed to Parent and Acquisition Sub. None of EOIR, the ERISA Affiliates of EOIR, any of their directors, officers, employees or agents, or any trustee or administrator of any trust created under any Employee Benefit Plan, has engaged in or been a party to any "PROHIBITED TRANSACTION" as defined in Section 4975 of the Code or Section 406 of ERISA which could subject EOIR, any Affiliate of EOIR, any director or employee of any Employee Benefit Plan or any trust relating to any Employee Benefit Plan, or any party dealing with any Employee Benefit Plan or trust relating thereto, to any tax or penalty on "PROHIBITED TRANSACTIONS" imposed by Section 4975 of the Code. Except as set forth on SCHEDULE 2.13(C), no Employee Benefit Plan and no trust created thereunder has incurred any "ACCUMULATED FUNDING DEFICIENCY," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

         (b) PLAN DETERMINATIONS. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Buyer, and, to the knowledge of EOIR and each Seller, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under such Employee Benefit Plan's terms and applicable law have been made.

         (c) FUNDING.

                  (i) All contributions, premiums or other payments due or required to be made to Employee Benefit Plans as of the date hereof have been made as of the date hereof or are properly reflected on EOIR Balance Sheet;

                  (ii) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the knowledge of EOIR or any Seller, threatened, with respect to any Employee Benefit Plan, and no Employee Benefit Plan is the subject of any pending (or to the knowledge of EOIR or any Seller, any threatened) investigation or audit by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;

                  (iii) no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Employee Benefit Plan; and

                  (iv) with respect to any Employee Benefit Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which EOIR could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have a Material Adverse Effect on EOIR under ERISA, the Code or any other applicable law.

                  (d) CERTAIN OTHER MATTERS. Except as otherwise provided on the May 31, 2004 financial statements, EOIR has no liability or potential liability in any form whatsoever, and EOIR will not have liability or potential liability in any form whatsoever, with regard to any Employee Benefit Plan, as a result of any failure to perform non-discrimination testing on an Employee Benefit Plan or any failure to amend an Employee Benefit Plan pursuant to the legislation commonly known as "GUST" or the legislation commonly known as "EGTRRA." All employee contributions, including elective deferrals, to EOIR's 401(k) plan(s) have been segregated from EOIR's general assets and deposited into the trust(s) established pursuant to such 401(k) plan(s) in a timely manner in accordance with the "PLAN ASSET" regulations of the Department of Labor.

2.15     LITIGATION.

         Except as set forth on SCHEDULE 2.15, there is no pending or, to the knowledge of the Sellers, threatened, claim, suit, arbitration or other judicial or regulatory proceeding of any character by or against (a) EOIR, (b) the properties or assets of EOIR, or (c) the directors, officers, employees or agents (in their capacities as such) of EOIR; and to the knowledge of the Sellers, there are no facts in existence which would reasonably be expected to form the basis for any such claim, suit, arbitration or proceeding. To the knowledge of Sellers, there is no investigation or pending or threatened civil false claims or qui-tam actions of any character against any of the foregoing
(a), (b) or (c). There are also no judgments, decrees, injunctions or orders of any Governmental Entity against the foregoing (a), (b) or (c); and to the knowledge of the Sellers, there are no facts in existence which would reasonably be expected to form the basis for any such judgment, decree, injunction or order.

2.16     INTELLECTUAL PROPERTY.

         (a) RIGHT TO INTELLECTUAL PROPERTY. EOIR owns exclusively or has the right to use, free and clear of all mortgages, liens, pledges, loans, claims, encumbrances or restrictions of any kind whatsoever, all the Intellectual Property that is material to the conduct of its businesses as currently conducted or proposed to be conducted. To the knowledge of Sellers, EOIR is not infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the Intellectual Property. SCHEDULE 2.16(A) identifies each patent, trademark registration, service mark registration and copyright registration and any and all applications therefor, with respect to the Intellectual Property, or application for any of the foregoing, which is owned or licensed by EOIR, has been issued to EOIR or has been submitted by EOIR for issuance. To the knowledge of the Sellers, all applications for registration of such Intellectual Property were true and accurate at the time of filing and all fees to maintain such Intellectual Property have been paid. The Intellectual Property constitutes all the intellectual property used in and necessary to the conduct of the business of EOIR, as such business is currently being conducted, and all intellectual property required for products and services under development by EOIR as of the date hereof.

         (b) LICENSES OF INTELLECTUAL PROPERTY. There are no outstanding licenses, options or agreements of any kind relating to the Intellectual Property of EOIR held by the Sellers or their respective Affiliates or any other third party. Except for publicly-available commercial software EOIR is not bound by or a party to any licenses, options or agreements of any kind with respect to the Intellectual Property of any other person or entity. SCHEDULE 2.16(B) sets forth a listing of all licenses and other agreements that allow EOIR to use the Intellectual Property of third parties and a copy of each such license agreement has been delivered to Buyer. In each case, the licenses and agreements listed in
SCHEDULE 2.16(B) have been acquired and used by EOIR on the basis of and in accordance with a valid license free and clear of any adverse or restrictive claims or rights of any third parties. EOIR's use of third party licensed products is subject to internal policies and/or procedures that prohibit breach of licenses or copyrights by copying or other misuse. EOIR is not in breach of any of the terms and conditions of any license; and EOIR has not received notice that any third party claims that Intellectual Property licensed to EOIR is the subject of an infringement claim between the third party and the licensor of such Intellectual Property.

         (c) INFRINGEMENT. To the knowledge of the Sellers, no person or entity has interfered with, infringed upon, misappropriated or violated any of the Intellectual Property of EOIR. No Intellectual Property or product, technology or service of EOIR is subject to any order, action or proceeding that restricts, or is reasonably expected to restrict in any manner, the use, transfer, licensing or validity of any of such Intellectual Property, product, technology or service.Except as set forth on SCHEDULE 2.16(C) EOIR has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.17     INSURANCE.

         SCHEDULE 2.17 sets forth a complete and accurate list of all material insurance policies maintained by, or on behalf of, EOIR. EOIR maintains, with responsible insurance carriers, fire, worker's compensation, property and general liability insurance. Such policies are in full force and effect through the Closing, all premiums with respect thereto have been paid to the extent due and, except as otherwise set forth on SCHEDULE 2.17, such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously since inception. Copies of all such policies have been made available to the Buyer for its inspection. EOIR is not in default under any of such policies nor has EOIR failed to give any notice or to present any claim under any such policy in a due and timely fashion and no notice of cancellation or termination has been received by EOIR with respect to such policy.

2.18     MATERIAL CONTRACTS.

         (a) LIST OF MATERIAL CONTRACTS. SCHEDULE 2.18(A) sets forth, as of the date hereof, whether written or oral, a complete and accurate list of:

                  (i) All contracts between EOIR and any party to whom EOIR provides products or services involving more than $50,000 in consideration for any twelve month period;

                  (ii) All contracts (except for employment or personnel-related agreements) between EOIR and any party to whom EOIR is obligated to pay more than $50,000 in consideration for any twelve month period.

                  (iii) All contracts, agreements and commitments, whether or not fully performed, pursuant to which EOIR has acquired or disposed of a material portion of its business or assets at any time since inception;

                  (iv) All contracts, agreements and commitments containing covenants not to compete on the part of EOIR or otherwise restricting the ability of EOIR to engage in its business as currently conducted or proposed to be conducted and all confidentiality agreements to which EOIR is a party;

                  (v) All notes, mortgages, indentures, letters of credit, guarantees, performance bonds, sale-leaseback agreements, operating leases and all other agreements or instruments for or relating to any lending or borrowing (including assumed debt) entered into by EOIR or pursuant to which any properties or assets of EOIR are pledged or mortgaged as collateral; and

                  (vi) All other executory contracts and agreements that are material to EOIR (except for employment or personnel-related agreements).

         A complete and accurate copy of each Material Contract has either been delivered to the Buyer.

         (b) Validity of Material Contracts.

         The following representations apply solely to Material Contracts that are not Government Contracts. Section 2.21 provides representations regarding Government Contracts:

                  (i) Each Material Contract is a valid, binding and enforceable agreement of (A) EOIR, to the extent that it is a party thereto, and (B) to the knowledge the Sellers, the other parties thereto;

                  (ii) As of the date hereof, EOIR and Seller have no reason to believe that EOIR will be unable to fulfill any of EOIR's obligations under any Material Contracts which remain to be performed after the date hereof;

                  (iii) There has not occurred any material breach or default (or event which upon provision of notice or lapse of time or both would become such a breach or default) under any of the Material Contracts on the part of EOIR, nor to the knowledge of EOIR and each Seller, any other party to any of the Material Contracts;

                  (iv) To the knowledge of EOIR and each of the Sellers, there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute any breach or default under such Material Contract by any party other than EOIR and neither EOIR nor any Seller has received or given notice of any such event, breach or default;

                  (v) There are no set offs, counterclaims or disputes existing or asserted with respect to any of the Material Contracts, and neither EOIR nor any Seller has made any agreement with any other party thereto for any deduction from, or increase to any amount payable thereunder; and

                  (vi) Except as set forth on SCHEDULE 2.18(B), there are no facts, events or circumstances that would in any way impair the validity or enforcement of any Material Contract or tend to reduce or increase the amounts payable thereunder.

         (c) THIRD PARTY CONSENTS. Except as set forth on SCHEDULE 2.18(C), no consent, waiver or approval of any party to a Material Contract is necessary for the execution and delivery of this Agreement by the Sellers or EOIR or the consummation of the transactions contemplated hereby on the Closing.

2.19     CONSENTS AND APPROVALS.

         Except as set forth on SCHEDULE 2.19, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required to be made or obtained by the Sellers or EOIR in connection with the execution and delivery of this Agreement by the Sellers or the completion by the Sellers of the transactions contemplated hereby.

2.20     GOVERNMENTAL PERMITS AND LICENSES.

         EOIR has all material Permits required to operate the business of EOIR, as such business is currently conducted. All of the Permits are, and as of the Closing will be, valid and in full force and effect and the continuing validity and effectiveness of the material Permits will not be affected by the transactions contemplated by this Agreement. The Sellers have provided the Buyer with complete and accurate copies of each material Permit. EOIR is and has been in compliance in all material respects with all the material conditions or

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

requirements of each Permit and neither the Sellers nor EOIR has been notified by any Governmental Entity or licensing authority that such Governmental Entity or licensing authority intends to cancel, terminate or modify any of the Permits of EOIR.

2.21     GOVERNMENT CONTRACTS AND GOVERNMENT BIDS.

         (a) All Government Contracts to which EOIR is party and all pending bids or proposals for award of a Government Contract to which EOIR is a party (each a "Government Bid") are listed on Schedule 2.21(a).

         (b) Except as set forth in Schedule 2.21(b), with respect to each Government Contract and each Government Bid, (i) EOIR has complied in all material respects with the terms and conditions of such Government Contract or Government Bid; (ii) EOIR has complied with all requirements of all applicable laws or regulations pertaining to such Government Contract or Government Bid;
(iii) all representations and certifications set forth in or pertaining to such Government Contract or Government Bid were complete and correct as of their effective date, and EOIR has complied in all material respects with all such representations and certifications; (iv) neither the United States Government nor any prime contractor, subcontractor or other Person has notified EOIR in writing that EOIR has breached or violated any applicable law pertaining to such Government Contract or Government Bid; (v) EOIR has received no notice, written or oral, of performance or administrative deficiencies relating to or involving any Government Contract or Government Bid which would have a Material Adverse Effect; (vi) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract or Government Bid and no event, condition or omission has occurred or exists that would constitute grounds for any such action; (vii) no cost incurred by EOIR pertaining to such Government Contract or Government Bid is the subject of an investigation or has been disallowed by the United States Government;
(viii) no money due to EOIR pertaining to such Government Contract or Government Bid has been withheld or set off; (ix) EOIR has not made any assignment of any Government Contract or Government Bid or of any interest in any Government Contract or Government Bid, and has not entered into any financing arrangements with respect to the performance of any outstanding Government Contract; (x) there is no cost type Government Contract or Government Bid with a ceiling, cap or share ratio which is or is likely to be exceeded the result of which would have a Material Adverse Effect on EOIR's business; and (xi) each Government Contract is valid and subsisting and EOIR has not waived any material term or condition.

         (c) Except as set forth in Schedule 2.21(c), (i) neither EOIR nor any of its respective officers, employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity, or any audit or investigation by any Governmental Entity or by EOIR with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Bid, or suspended or debarred or proposed for debarment from doing business with the United States Government or has been the subject of a finding of nonresponsibility or ineligibility for United States Government contracting;
(ii) EOIR is not (and during the last five years has not been) a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to a Government Contract or Government Bid; and (iii) during the last five years, EOIR has not conducted or initiated any internal investigation or had reason to conduct, initiate or report any internal investigation, or made a voluntary disclosure to the United States Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

         (d) Except as set forth in Schedule 2.21(d), there exist (i) no pending protest proceedings against the award of a Government Contract to EOIR; (ii) no outstanding claims against EOIR, either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid and (iii) no disputes between EOIR and the United States Government under the Contract Disputes Act or any other Federal statute or between the EOIR and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract of Government Bid. Except as disclosed in Schedule 2.21(d), no event, condition or omission has occurred that would constitute grounds for a claim or a dispute under clause (ii) or (iii) of the immediately preceding sentence. Except as set forth in Schedule 2.21(d), EOIR has no interest in any pending or potential claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

         (e) Except as set forth in Schedule 2.21(e), all test and inspection results EOIR has provided to the United States Government pursuant to any Government Contract listed on Schedule 2.21 (e) or to any other Person pursuant to any such Government Contract or as a part of the delivery to the United States Government pursuant to any such Government Contract of any article designed, engineered or manufactured by EOIR were complete and correct as of the date so provided. Except as set forth in Schedule 2.21(e), EOIR has provided all test and inspection results to the United States Government pursuant to any such Government Contract as required by applicable law and the terms of the applicable Government Contracts.

         (f) Schedule 2.21(f) identifies, as of Closing, all personal property, equipment and fixtures loaned, bailed or otherwise furnished to EOIR by or on behalf of the United States Government that (i) are being used in the conduct of EOIR's business and (ii) are or should be in the possession of EOIR for use in its business ("Government?Furnished Items"). Schedule 2.21 (f) identifies each Government Contract to which each such item of Government?Furnished Items relates. EOIR has complied in all material respects with all of its obligations relating to the Government?Furnished Items, and, upon the return thereof to the United States Government in the condition thereof on the date hereof, would have no liability to the United States Government with respect thereto.

         (g) EOIR and its officers and employees hold such security clearances as are required to perform the Government Contracts and Government Bids. There are no facts or circumstances that could result in the suspension or termination of such clearances, or that could render EOIR ineligible for a security clearance in the future. To the best of EOIR's knowledge and information, EOIR has implemented all security measures required by the Department of Defense National Industrial Security Program. EOIR and Sellers, with the cooperation of Buyer, have taken reasonable steps to ensure continuation of EOIR's facility security clearance after the completion of the merger.

2.22     COMPLIANCE WITH LAW.

         To the best knowledge of EOIR and each of the Sellers, the conduct by EOIR of its business has not violated, and does not violate, any U.S. federal, state, local or foreign laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof including, without limitation, U.S. federal, state, local and foreign laws and regulations relating to (a) the protection of the health and safety of employees, (b) equal employment opportunity, and (c) any other aspect of the business of EOIR. Except as set forth on SCHEDULE 2.15, there are no unresolved notices of deficiency or charges of violation brought or, to the knowledge of the Sellers, threatened against EOIR, including under any U.S. federal, state, local or foreign regulation or otherwise and there are no facts or circumstances known to the Sellers that would constitute a reasonable basis on which any such notices, proceedings or actions may be instituted, issued or brought hereafter.

2.23     ENVIRONMENTAL LAWS AND REGULATIONS.

         (a) COMPLIANCE WITH ENVIRONMENTAL LAWS. All current and prior uses of each property currently or formerly owned, leased or otherwise operated by EOIR, and all operations, activities and conduct of EOIR related thereto, are and have been in compliance with all Environmental Laws during EOIR's tenancy. EOIR is not required to make any capital or other material expenditures to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditure. There are no circumstances that may prevent or interfere with compliance in the future with any applicable Environmental Laws assuming continuation of EOIR's current practices in the ordinary course of business. All permits and other governmental authorizations currently held by EOIR pursuant to Environmental Laws are in full force and effect, EOIR is in compliance with of the terms of such permits and authorizations, and no other permits or authorizations are required by EOIR for the conduct of its business on the date hereof; and such Permits will not be terminated or impaired or become terminable, in whole or in part, solely as a result of the transactions contemplated hereby.

         (b) RELEASE OF HAZARDOUS MATERIALS. There has been no disposal, release, or threatened release of Hazardous Materials on, under, in, from or about any property currently owned, leased or otherwise operated by EOIR, or to the knowledge of EOIR or each Seller, any property formerly owned, leased or otherwise operated by EOIR, or otherwise related to the operations, activities or conduct of EOIR that has subjected or may subject EOIR to liability under any Environmental Law. EOIR has not exposed any employee or third party to any Hazardous Material or condition that has subjected or may subject EOIR to liability under any Environmental Law. The management, handling, storage, transportation, treatment and disposal by EOIR of Hazardous Materials has been in compliance with applicable Environmental Laws.

         (c) NO ENVIRONMENTAL CLAIMS. Neither the Sellers nor EOIR has received any notice, demand, letter, claim, request for information or other communication relating to any property currently or formerly owned, leased or otherwise operated by EOIR, or to the operations, activities, or conduct of EOIR, alleging violation of or liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions, other claims or, to the knowledge of EOIR and each of the Sellers, any threatened actions or claims, relating to or otherwise alleging liability under any Environmental Law.

         (d) ENVIRONMENTAL REPORTS. EOIR has made available to the Buyer copies of all environmental assessments, audits, studies, and other environmental reports in its possession or reasonably available to it relating to EOIR and each of its current or former properties or operations.

2.24     TRANSACTIONS WITH AFFILIATES.

         Except as set forth on SCHEDULE 2.24, no stockholder, director, officer, employee or any other Affiliate of the Sellers or EOIR and no member of any such person's immediate family or any entity in which any of the foregoing has an interest (each, a "RELATED PARTY") is presently, or since inception has been, a party to any transaction or arrangement with EOIR, including, without limitation, any contract, lease or other agreement (a) providing for the furnishing of services (other than as a director, officer or employee) or assets by, (b) providing for the rental of property from, or (c) otherwise requiring payments to (other than for (i) dividends or distributions to any stockholder in its capacity as such or (ii) compensation to any director, officer or employee in his or her capacity as such), such Related Party.

2.25     CUSTOMERS AND SUPPLIERS.

         SCHEDULE 2.25 sets forth, with respect to EOIR, a complete and accurate listing of each customer of EOIR that accounts for more than five percent (5%) of the consolidated revenues for EOIR during the fiscal year ended December 31, 2003 or the interim period ended March 31, 2004 and the amount of revenues accounted for by such customer during such fiscal year or interim period; (b) each supplier or distributor for EOIR that is the sole supplier or distributor of any product or component or sole provider of any product related service, the product, component or service provided thereby.

2.26     IMPAIRMENT OF RELATIONSHIPS.

         None of the Sellers nor EOIR has received any notice that any customer, distributor or supplier of EOIR (a) refuses to honor any of its commitments; (b) is dissatisfied with the quality or price of EOIR's services or is otherwise dissatisfied with its relationship with EOIR; (c) intends to cease retaining, purchasing from, selling to or dealing with EOIR in the manner in which such transactions have previously occurred; or (d) intends to alter in any significant respect the amount of such retention, purchases or sales or the extent of dealings with EOIR.

2.27     CERTAIN PAYMENTS.

         Neither EOIR nor any Seller, director, officer, employee or agent of EOIR, has directly or indirectly made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, public or private, regardless of form, whether in money, property or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment in securing business, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of EOIR or any Affiliate of EOIR, or (iv) in violation of any applicable U.S. federal, state, local or foreign law.

2.28     CONTRACT BACKLOG.

         SCHEDULE 2.28 sets forth, with respect to EOIR, a complete and accurate list, on a contract by contract basis determined as of December 31, 2003, of the revenues to be recognized from signed contracts not anticipated to be canceled (the "CONTRACT BACKLOG"). The revenue amounts comprising the Contract Backlog, individually and in the aggregate, constitute the best estimate of such amounts as of such date, based upon presently existing facts and circumstances. There has not been any adverse change to the total Contract Backlog since April 30, 2004.

2.29     SERVICE LIABILITIES.

         (a) WORK RELATED LIABILITIES. EOIR has not incurred, and to the knowledge of EOIR and each of the Sellers there is no event or activity which forms the basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (collectively, "WORK RELATED

LIABILITIES") with respect to the products and services rendered by EOIR, whether any Work Related Liability is incurred by reason of any express or implied warranty, any doctrine of common law (whether in tort, contract or otherwise), any statutory provision or otherwise and irrespective of whether any Work Related Liability is covered by insurance.

         (b) WARRANTY OBLIGATIONS. SCHEDULE 2.29(B) of the Disclosure Schedules sets forth, with respect to EOIR, a complete and accurate listing of (i) all warranties, guarantees and warranty policies, whether written or unwritten (the "WARRANTY OBLIGATIONS"), in respect of EOIR's products and services and the duration of each Warranty Obligation; (ii) all pending and, to the knowledge of the Sellers, threatened disputes or claims with respect to any Warranty Obligation; and (iii) the experience history with respect to EOIR's Warranty Obligations. There have been no material deviations from the Warranty Obligations and no employee, salesperson or agent of EOIR is authorized to undertake obligations with respect to any Person in excess of the Warranty Obligations. The Financial Statements reflect adequate reserves for the Warranty Obligations in light of the contingencies with respect to which they were established.

2.30     BROKERS OR FINDERS.

         Neither EOIR nor any Seller has retained any broker or finder or agreed to become obligated to pay any fee or commission to any broker or finder. Fees and expenses payable to Bundy & Company will be paid by EOIR at or after Closing.

2.31     TOTALITY OF ASSETS.

         The assets of EOIR that the Buyer will indirectly acquire at the Closing by virtue of the transactions contemplated by this Agreement include all of the assets or rights used in connection with the continued operation, in the same manner as currently operated, of the business of EOIR; provided, however, that the assets of EOIR that the Buyer will indirectly acquire hereunder will not include the assets owned by RMS.

2.32     SURVIVAL.

         Regardless of any investigation made by Buyer, the representations and warranties of Sellers described in this ARTICLE 2 and otherwise in this Agreement shall survive the execution and delivery of this Agreement and Buyer may pursue remedies for any breach thereof or misrepresentation until the date that is eighteen (18) months from the Closing. Notwithstanding the preceding sentence, with respect to representations and warranties relating to Taxes, the effective period shall extend to the date that any statute of limitations would eliminate potential damages resulting from a breach thereof or a misrepresentation therein.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Sellers as set forth below.

3.1      ORGANIZATION AND GOOD STANDING.

         The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2      AUTHORITY.

         The Buyer has obtained, prior to the date hereof and in accordance with applicable law and its Certificate of Incorporation and Bylaws, all necessary corporate approvals of its directors and officers necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents, the performance of all of its obligations hereunder and thereunder and the authorization and approval of the transactions contemplated by this Agreement.

3.3      CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES.

         No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the completion by the Buyer of the transactions contemplated hereby, except for such other consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Material Adverse Effect on the Buyer.

3.4      NO BREACH.

         The execution of this Agreement by the Buyer and the completion of the transactions contemplated hereby by the Buyer will not (a) conflict with or result in a breach of any provision of the Buyer's Certificate of Incorporation or Bylaws; (b) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default (or event which upon provision of notice or lapse of time or both would become such a default) or result in the acceleration of any obligation under, or result in the cancellation or modification of, or permit termination of, any agreement, lease, license, note, contract or instrument to which the Buyer is a party or by which the Buyer is bound; (c) accelerate, or constitute an event entitling the holder of any indebtedness of the Buyer to accelerate the maturity of any such indebtedness or permit the subordination of any indebtedness of the Buyer to any other indebtedness of the Buyer to which the Buyer was not already subordinated;
(d) conflict with or violate the provisions of any law or any judgment, decree, order, arbitration award, regulation or rule of any Governmental Entity or any covenant or restriction binding upon the Buyer; (e) violate or result in the modification, termination or loss of any Permit; or (f) result in the creation of any lien, charge or encumbrance upon any equity interest in or assets of the Buyer under any agreement or instrument to which the Buyer is a party or by which the Buyer is bound.

3.5      BROKERS OR FINDERS.

         Except as otherwise previously disclosed, the Buyer has not retained any broker or finder or agreed to become obligated to pay any fee or commission to any broker or finder for or on account of the transactions contemplated by this Agreement.

3.6      SURVIVAL.

         Regardless of any investigation made by EOIR or any Seller, the representations and warranties of Buyer described in this ARTICLE 3 and otherwise in this Agreement shall survive the execution and delivery of this Agreement and EOIR (in the event the within transactions are not consummated) and Sellers may pursue remedies for any breach thereof or misrepresentation until the date that is eighteen (18) months from the Closing. Notwithstanding the preceding sentence, with respect to representations and warranties relating to Taxes, the effective period shall extend to the date that any statute of limitations would eliminate potential damages resulting from a breach thereof or a misrepresentation therein.

                                   ARTICLE 4
                               CERTAIN TAX MATTERS

4.1      TAX COVENANTS.

         (a) RESPONSIBILITY FOR FILING INCOME TAX RETURNS. The Sellers shall prepare or caused to be prepared and file or caused to be filed all Income Tax Returns for EOIR for all taxable periods ending on or before the Closing, whether EOIR files such Returns before or after the Closing. Such Tax Returns shall be complete and accurate in all material respects, prepared in accordance with the Code and the Treasury regulations issued thereunder, and prepared in a manner consistent with prior practice. The Buyer shall have the opportunity to review and comment upon the computation of EOIR's items of income, gain, loss, deduction, and credit that it reports on final federal and state Income Tax Returns as an S corporation prior to the filing of such Returns, and Sellers shall make any revision to such Returns that Buyer reasonably requests in good faith. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction, or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by EOIR to the Sellers for such period.

         (b) REFUNDS AND TAX BENEFITS. Tax refunds that the Buyer or EOIR receive and any amounts credited against a Tax to which the Buyer or EOIR become entitled on or after the Closing that relate to Taxes for which the Sellers are responsible or liable under this Agreement shall be for the account of the Sellers, and the Buyer or EOIR, as the case may be, shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

         (c) COOPERATION. The Buyer, EOIR, and the Sellers shall cooperate fully, as and to the extent reasonably requested by any other such Party, in connection with the filing of Tax Returns; any audit, litigation, or other proceeding with respect to Taxes; and the determination whether to file a 338(h)(10) Election. Such cooperation may include, with respect to the Tax Returns described in SECTION 4.1(A) the Buyer's consent to an election that does not adversely affect the Buyer or EOIR after the Closing and that is reasonably requested by the Sellers, and EOIR's signing of such Tax Returns. Such cooperation also shall include the retention and (upon any Party's request) the provision of records and information that are reasonably relevant to any audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. EOIR and the Sellers shall (i) retain all books and records with respect to Tax matters pertinent to EOIR relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by the Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other Party so requests, EOIR or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records. Buyer, EOIR, and the Sellers shall, upon request, use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated in this Agreement).

         (d) CONTROL. Except to the extent a Tax liability of the Buyer or EOIR may be adversely affected thereby, the Sellers shall have complete control of all audits and contests relating to any Income Taxes of EOIR with respect to periods ending on or prior to the Closing, any Taxes of the Sellers attributable to the status of EOIR as an S corporation, and for any other Taxes for which the Sellers are responsible under this Agreement or under federal, state, local, or foreign law for all EOIR Tax periods ending on or before the Closing. Except to the extent the Tax liability of the Sellers or the Sellers' tax indemnification obligation under Section 4.3 this Agreement may be adversely affected thereby, the Buyer and EOIR shall have complete control over all audits and contests relating to all other Taxes of EOIR. The Parties shall allocate responsibility and control among themselves as may be necessary or appropriate for any joint issues.

         (e) CERTAIN TAXES AND FEES. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Buyer when due, and the Buyer or EOIR shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees and, if required by applicable law, the Sellers shall join in the execution of any such Tax Returns and other documentation.

4.2      SECTION 338(H)(10) ELECTION.

         (a) DETERMINATION OF BENEFITS. EOIR, the Buyer, and the Sellers shall use their best efforts to determine before December 31, 2004, whether the aggregate tax benefits to the Buyer and EOIR from an election under section 338(h)(10) of the Code (and any corresponding election under state, local, or foreign Tax law) (collectively, a "338(H)(10) ELECTION") with respect to the Buyer's purchase of the EOIR Common Stock exceed the aggregate tax cost to the Sellers.

         (b) INCREASE IN PURCHASE PRICE. If (i) the Representative and the Buyer determine in good faith that a 338(h)(10) Election would create overall net tax savings to EOIR, the Buyer, and the Sellers; (ii) the Buyer requests that a 338(h)(10) Election be made with respect to its acquisition of the EOIR Common Stock; and (iii) the Representative, in his sole discretion, determines that such election pursuant to the terms of this SECTION 4.2 would not create a material financial risk to any Seller, then the Buyer and each of the Sellers shall join together in making a 338(h)(10) Election under the terms and conditions to which the Representative and the Buyer mutually agree. Notwithstanding any such agreement between the Representative and the Buyer:

                  (i) the cash portion of the Purchase Price to each Seller shall be increased by an amount that is not less than the excess of (A) all Taxes that such Seller reasonably expects to incur by reason of the 338(h)(10) Election (including the Tax attributable to any increase in the Purchase Price required by this SECTION 4.2(B), over (B) the Tax that such Seller would have incurred on the sale of his or her EOIR Common Stock in the absence of a 338(h)(10) Election;

                  (ii) the Buyer shall pay each Seller the increase in the Purchase Price described in clause (i), in cash, no later than the date on which the 338(h)(10) Election is filed with the Internal Revenue Service; and

                  (iii) the Buyer shall indemnify each Seller for any Tax or other cost or expense attributable to the 338(h)(10) Election or to the receipt of additional Purchase Price pursuant to this SECTION 4.2 that such Seller incurs in excess of the amount of increase in the Purchase Price described in clause (i).

         (c) EOIR SHAREHOLDER CONSENT. At Closing each Seller shall sign a "SIGNATURE ATTACHMENT", which, if the Representative and the Buyer each decide to file the 338(h)(10) Election, shall be attached to Form 8023, Elections Under
Section 338 for Corporations Making Qualified Stock Purchases, and filed with the IRS jointly by the Buyer and the Representative on behalf of all the Sellers. The SIGNATURE ATTACHMENT shall contain each Seller's name, address, social security number, tax year ending, and the following statement under penalties of perjury: "I state and declare that I am a shareholder of the S corporation target or that I am authorized to make the section 338(h)(10) election on line 6 on behalf of that shareholder." The Representative shall hold the SIGNATURE ATTACHMENT(s) in escrow pending his decision whether or not to consent to the 338(h)(10) Election.

4.3      TAX INDEMNIFICATION.

         (a) INDEMNIFICATION BY SELLERS. Notwithstanding anything to the contrary in ARTICLE 7, the Sellers shall jointly but not severally indemnify EOIR and the Buyer and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of EOIR for all taxable periods ending on or before the day of the Closing; (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which EOIR is or was a member on or prior to the Closing pursuant to Treasury Regulation ss.1.1502-6 or any corresponding provision of state, local, or foreign law or regulation; (iii) any and all Taxes of any Person (other than EOIR) imposed on EOIR as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; (iv) any Tax that relates to any breach of a representation or warranty made by Sellers in
SECTION 2.12 hereof; and (v) any Tax that is attributable to any failure of the Sellers to perform any covenant, agreement, or obligation of such persons under this Agreement; PROVIDED, HOWEVER, that, with respect to Taxes described in clauses (i), (ii), or (iii) above, Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes on the Financial Statements as such reserve is adjusted for the passage of time through the Closing in accordance with EOIR's past custom and practice in filing its Tax Returns. Sellers' indemnification obligation under this SECTION 4.3(A) shall be subject to the limitations set forth in SECTION 7.6.

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

         (b) INDEMNIFICATION BY BUYER. Notwithstanding anything to the contrary in ARTICLE 7, the Buyer shall indemnify and hold harmless each of the Sellers from and against (i) any and all Taxes that are attributable to any failure to perform any covenant, agreement, or obligation of the Buyer or EOIR (but only for EOIR failures that occur after Closing), and (ii) for any Tax, cost, or expense that is attributable to the 338(h)(10) Election to the extent described in SECTION 4.2(B).

         (c) NOTICE OF TAX AUDIT. Buyer shall promptly notify the Representative in writing of any notice or information received by Buyer that any taxing authority intends to conduct an audit or examination of any Tax Return or to adjust any Tax that may give rise to a claim for indemnification against the Sellers under this Agreement; PROVIDED, HOWEVER, that no delay on the part of the Buyer in notifying the Representative shall relieve the Sellers from any obligation hereunder unless (and then solely to the extent that) the Sellers are thereby prejudiced.

         (d) PURCHASE PRICE ADJUSTMENT. The Parties shall treat any indemnification payment made by the Buyer or a Seller pursuant to this SECTION
4.3 and any payment made by the Buyer pursuant to SECTION 4.2(B) as an adjustment to the Purchase Price.

                                   ARTICLE 5
                               CLOSING DELIVERIES

5.1      DELIVERIES AND OTHER CONDITIONS TO OBLIGATIONS OF EACH PARTY.

         The respective obligations of each party hereto to complete the transactions contemplated by this Agreement at the Closing are subject to the satisfaction of the following conditions on or prior to the Closing:

         (a) NO INJUNCTION. At the Closing, neither the Sellers, EOIR nor the Buyer are subject to any statute, rule or regulation or any final order, decree or injunction of a court of competent jurisdiction that (i) renders any transaction contemplated by this Agreement illegal; (ii) would impose any limitation on the ability of the Buyer to effectively exercise full rights of ownership of the EOIR Common Stock; or (iii) renders the Sellers, EOIR or the Buyer incapable of completing the transactions contemplated by this Agreement.

         (b) GOVERNMENTAL APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the completion of the transactions contemplated by this Agreement, including, without limitation, those set forth on SCHEDULE 2.19, must have been filed, occurred and, if necessary, been obtained.

         (c) PAYING AGENT AGREEMENT. Each of the parties thereto shall have entered into the Paying Agent Agreement substantially in the form of EXHIBIT B attached hereto, dated effective as of the Closing.

         (d) STOCK OPTION PLANS. At Closing, Buyer shall provide Seller with evidence of the adoption of a Stock Option Plan, including copies of such Plan and associated Option Agreements. The terms of the Plan and Options shall be as previously represented by Buyer and otherwise acceptable to Sellers.

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

                  (i) Buyer will present to its shareholders, recommend, and use reasonable best efforts to pursue approval by the shareholders of the Stock Option Plan to be qualified and treated as incentive stock options as defined in Section 422(b) of the Internal Revenue Code;

                  (ii) Continuing EOIR employees (other than the Retained Executives) will receive an immediate vesting in 1,000,000 million shares in the Employee Option Plan, allocated among employees by schedule to be agreed at or immediately after Closing

                  (iii) Promptly following Closing, Buyer shall proceed with and use commercially reasonable best efforts to have the shares underlying the Employee Option Plan registered with the Securities and Exchange Commission for unrestricted public sale.

         (iv) The total number of shares of common stock of Buyer that potentially may vest in the pursuant to the Option Plan within five (5) years following Closing shall not be less than ten million (10,000,000) shares (subject to adjustment for stock splits, reclassifications and similar changes), including the one million (1,000,000) shares described in Section 5.1(d)(ii).

5.2      DELIVERIES OF THE SELLERS.

         At the Closing, the Sellers or EOIR (as applicable) shall have delivered or caused the delivery of the following items or shall have otherwise satisfied the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by EOIR and each of the Sellers in ARTICLE 2 hereof must be true and correct in all respects at Closing. EOIR and the Sellers must have performed and complied with all obligations, covenants and conditions herein required to be performed or complied with by it on or prior to the Closing.

         (b) COMPLIANCE CERTIFICATE. EOIR and the Sellers must have delivered to the Buyer a certificate executed by an officer of EOIR, dated as of the Closing, certifying to the satisfaction of the conditions specified in SECTION 5.2(A).

         (c) REQUIRED CONSENTS. Sellers shall have obtained and delivered all of the waivers, Permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effected all such registrations, filings and notices with or to third parties or Governmental Entities, as may be necessary or desirable in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, those listed on SCHEDULES 2.18(C) AND 2.19 in form and substance reasonably satisfactory to the Buyer.

         (d) TERMINATION AND RELEASE OF LIENS. Except as set forth on SCHEDULE 5.2(D), the Sellers shall have obtained and delivered to the Buyer the termination and release of any and all mortgages, liens, pledges, loans, claims or encumbrances of any kind whatsoever affecting any of the properties or assets of EOIR.

         (e) RESIGNATION AND APPOINTMENT OF DIRECTORS AND OFFICERS. The Sellers shall have obtained and delivered to the Buyer duly executed resignations of each director and officer of EOIR named on SCHEDULE 5.2(E), in form and substance reasonably satisfactory to the Buyer, except for any officer that the Buyer agrees will continue to serve as an officer of EOIR. Robert Tarini shall have been elected as Chairman of EOIR, and Robert Tarini, Kenneth Ducey, Jr. and Moulton Sr. shall have been elected as the directors comprising the Board of Directors of EOIR. Robert Tarini will be appointed CEO of EOIR when he obtains sufficient United States Government security clearance to hold such office.

         (f) RMS ENTERPRISES. EOIR and the Sellers shall have taken all such action as may be necessary to liquidate or, in the alternative, sell or otherwise dispose of EOIR's interests in RMS Enterprises LLC, a Virginia limited liability company ("RMS"), all to the reasonable satisfaction of Buyer. EOIR and Sellers acknowledge that Buyer has no responsibility for and Sellers have and shall retain complete responsibility for RMS.

         (g) TENDER OF STOCK CERTIFICATES. Each of the Sellers shall tender on the Closing Day share certificates representing all issued and outstanding EOIR Common Stock held by them, duly endorsed for transfer.

         (h) MINUTE BOOK/LEDGERS. At the Closing, EOIR and the Sellers shall deliver all records of any actions taken by the board of directors or shareholders of EOIR, and all ledgers of other records showing the issuance of shares and the record holders thereof.

         (i) ORGANIZATIONAL DOCUMENTS AND CONSENTS. Sellers shall cause EOIR to deliver to Buyer certified copies of EOIR's articles of incorporation or other formation documents together with all amendments thereto and a certificate of good standing of EOIR dated no more than ten (10) days prior to the Closing. EOIR's secretary shall also deliver to Buyer a certificate certifying that (i) the bylaws (and other corporate governance documents) attached to the certificate are true and complete; (ii) attached to the certificate are true copies of the duly adopted resolutions of the board of directors of EOIR authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iii) attached to the certificate is a true and complete original copy of the incumbency and signatures of officers of EOIR executing this Agreement and any Transaction Document.

         (j) FIRPTA CERTIFICATE. Each Seller shall deliver to Buyer at or prior to the Closing a FIRPTA certificate conforming to the requirements of Treas. Reg. ss. 1.1445-2(b)(2).

         (k) CODE SECTION 338(H)(10) CONSENTS. Each Seller shall deliver at or prior to Closing a consent to a 338(h)(10) Election, to be held in escrow pending determination by the Buyer and the Representative whether to make a 338(h)(10) Election in accordance with section 4.2 of this Agreement. .

         (l) SELLER CONSENTS TO S ELECTION. Each Seller shall deliver to the Representative a signed IRS Form 2553, Election by a Small Business Corporation, or a signed schedule to be attached to such form, in which the Seller consents to the election by Distributed RMS Corporation to be treated as an S corporation pursuant to section 1361 of the Code for its taxable year period beginning on the date of the creation of such corproration.

5.3      DELIVERIES OF THE BUYER.

         At the Closing, the Buyer shall have delivered or caused the delivery of the following items or shall have otherwise satisfied the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Buyer in ARTICLE 3 hereof must be true and correct in all respects on the Closing. The Buyer must have performed and complied with all obligations, covenants and conditions herein required to be performed or complied with by it on or prior to the Closing.

         (b) COMPLIANCE CERTIFICATE. The Buyer must have delivered to the Sellers a certificate executed by an officer of Buyer, dated as of the Closing, certifying to the satisfaction of the conditions specified in SECTION 5.3(A).

         (c) PURCHASE PRICE. The Buyer shall pay the Purchase Price pursuant to the terms of SECTION 1.4 above.

                                   ARTICLE 6
                         CERTAIN POST-CLOSING COVENANTS

6.1      PROPRIETARY INFORMATION.

         From and after the Closing, the Sellers shall hold in confidence, and shall cause their respective Affiliates, stockholders, members, directors, officers, employees and agents to hold in confidence, all Proprietary Information. The Sellers will not disclose or make use of, and each shall cause their respective Affiliates, stockholders, members, directors, officers, employees and agents not to disclose or make use of, Proprietary Information without the prior written consent of the Buyer. Notwithstanding the foregoing, nothing contained herein shall restrict a Seller's use of Proprietary Information in the carrying out of such Seller's duties as an employee of EOIR.

6.2      DIRECTORS OF EOIR.

         The Sellers, acting as a group, with authority distributed pro rata in accordance with EOIR ownership prior to Closing, shall have the right to nominate, designate, elect, remove and replace, as a class, not less than one third of the directors of EOIR on and after the Closing.

6.3      SHARING OF DATA.

         Following the Closing, the Sellers shall have the right to have reasonable access to (i) those EOIR books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records that are retained by EOIR and (ii) the workpapers of EOIR's accountants for the periods ending on or prior to the Closing, in each case to the extent that any of the foregoing is needed by the Sellers for any legitimate reason. Such EOIR records shall be maintained by Buyer in accordance with Buyer's record retention policy.

6.4      COOPERATION IN LITIGATION.

         From and after the Closing, each party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the business of EOIR prior to or after the Closing (other than litigation among the parties hereto or their respective Affiliates arising out of the transactions contemplated by this Agreement or the other Transaction Documents). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the party providing such cooperation and by its directors, officers, employees and agents, but shall not be responsible for reimbursing such party or its directors, officers, employees and agents for their time spent in such cooperation.

6.5      PUBLICITY.

         Except as otherwise required by law, any press release or other public disclosure of information regarding the proposed transaction (including the negotiations with respect to the Transaction and the terms and existence of this Agreement) shall be developed by the Buyer, subject to EOIR's prior review and reasonable approval. The foregoing will not restrict the Buyer's communications with its employees or customers in the ordinary course of business.

6.6      NOVATION OF CONTRACTS.

         Each party agrees to use commercially reasonable efforts to effect the novation of each contract with a Governmental Entity that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the United States Government. In particular and without limiting the generality of the foregoing, EOIR, and the Sellers shall each continue to communicate with responsible officers of the United States Government from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation

6.7      BENEFIT PLAN DISCLOSURES

         EOIR and the Sellers shall furnish all resources necessary to complete the returns, reports or disclosures relating to, but not yet required to be filed for, any and all Employee Benefit Plans, with respect to current or prior plan years. EOIR and the Sellers will ensure accurate and timely completion of such returns, reports and disclosures.

6.8      SHAREHOLDER RELEASE

         In consideration of certain benefits that each of the Sellers will realize, directly or indirectly, as a result of this Agreement and the transactions contemplated thereby, following Closing the Sellers each do hereby release and forever discharge EOIR from all debts (except those arising under the Buyer Notes), demands, actions, causes of action, suits, dues, royalties, sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, and liabilities and any and all other claims of every kind, nature and description whatsoever, at law, in equity or otherwise, which each of the Sellers or their successors or legal representatives now has or ever had from the beginning of the world to Closing. Each Seller also waives any right of contribution or other recourse against the EOIR with respect to representations, warranties or covenants made by EOIR pursuant to this Agreement.

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

                                   ARTICLE 7
                                 INDEMNIFICATION

7.1      INDEMNIFICATION BY SELLERS.

         Subject to the limits set forth in this ARTICLE 7, the Sellers and their successors and assigns (collectively, the "SELLER INDEMNITORS") shall jointly but not severally indemnify, defend, reimburse and hold harmless the Buyer, EOIR and their respective Affiliates, directors, officers, employees, agents, successors and assigns (collectively, the "SELLER INDEMNITEES"), from and against any and all Losses suffered, incurred or paid by any Seller Indemnitee, arising out of any of the following matters:

         (a) the breach of any representation or warranty made by EOIR or any of the Sellers contained in this Agreement or any other Transaction Document;

         (b) the breach of any covenant, agreement, duty or obligation of the Sellers or EOIR contained in this Agreement or any other Transaction Document; or

         (c) RMS including, without limitation, any and all financial or operational matters of whatsoever nature in any way related to RMS regardless of when they arise.

7.2      INDEMNIFICATION BY THE BUYER.

         Subject to the limits set forth in this ARTICLE 7, the Buyer and its successors and assigns (collectively, the "BUYER INDEMNITORS") shall indemnify, defend, reimburse and hold harmless the Sellers and their respective Affiliates, directors, officers, employees, agents, successors and assigns (collectively, the "BUYER INDEMNITEES", and together with the Seller Indemnitees, the "INDEMNITEE(S)"), from and against any and all Losses suffered, incurred or paid by any Buyer Indemnitee, arising out of any of the following matters:

         (a) the breach of any representation or warranty made by the Buyer contained in this Agreement or any other Transaction Document; or (b) the breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or any other Transaction Document.

7.3      CLAIMS FOR INDEMNIFICATION.

         Whenever any claim (a "CLAIM") shall arise for indemnification under this ARTICLE 7, the Indemnitee suffering a Loss shall promptly notify the Seller Indemnitors or the Buyer Indemnitors (the "INDEMNIFYING PARTY") of the Claim and, when known, the facts constituting the basis for the Claim; provided, however, that no delay on the part of any Indemnitee in notifying the Indemnifying Party will relieve any Indemnifying Party from any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay. In the event of any Claim resulting from or in connection with any claim or legal proceedings by a third party (a "THIRD PARTY CLAIM"), the notice to an Indemnifying Party must specify, if known, the amount or an estimate of the amount of the liability arising therefrom. No Indemnitee may settle or compromise any claim by a third party for which it is seeking indemnification hereunder without the prior written consent of an Indemnifying Party (which shall not be unreasonably withheld), unless an Indemnifying Party has not taken control of the defense of such claim as provided in SECTION 7.4, after due notification thereof pursuant to this SECTION 7.3, in which case the Indemnitee may settle or compromise such claim without an Indemnifying Party's consent.

7.4      DEFENSE BY THE INDEMNIFYING PARTY.

         (a) ASSUMPTION OF DEFENSE. Upon written notice to the Indemnitee given within ten (10) days after the date of notice of the Third Party Claim by the Indemnitee pursuant to SECTION 7.3, the Indemnifying Party may assume the defense of such Third Party Claim, at the Indemnifying Party's sole cost and expense, with counsel approved by the Indemnitee, such approval not to be unreasonably withheld, if (i) the Indemnifying Party acknowledges to the Indemnitee in writing of the Indemnifying Party's obligations to indemnify the Indemnitee with respect to all elements of such claim, (ii) the Indemnifying Party, in the good faith judgment of the Indemnitee, has no conflict of interest, (iii) the third party seeks monetary damages only, (iv) an adverse resolution of the Third Party Claim would not have a material adverse effect on the goodwill or the reputation of any Indemnitee or the future conduct of any of their respective businesses and (v) the maximum monetary liability under such Third Party Claim is less than or equal to the amount available for indemnification hereunder, after taking into account the amount of all other claims for which the Indemnifying Party may be or may be claimed to be liable.

         (b) PARTICIPATION BY THE INDEMNITEE; SETTLEMENT OF CLAIM. If the Indemnifying Party so assumes the defense of a Third Party Claim, the Indemnitee shall be entitled to participate in (but not control) such defense, with its own counsel and at its own expense (except that the Indemnifying Party will be responsible for the actual fees and expenses of separate co-counsel to the extent the Indemnitee reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). In addition, if the Indemnifying Party so assumes the defense of a Third Party Claim, they shall take all steps necessary in the defense or settlement thereof; provided, however, that the Indemnifying Party shall not consent to any settlement or to the entry of any judgment with respect to any Third Party Claim which does not include a complete release of the Indemnitee from all liability with respect thereto or which imposes any liability or obligation on the Indemnitee without the written consent of the Indemnitee. No Indemnifying Party may admit any liability of any Indemnitee or waive any Indemnitee's rights without the prior written consent of the Indemnitee. If a Third Party Claim results in a judgment or settlement, the Indemnifying Party shall promptly pay such judgment or settlement.

         (c) DEFENSE BY THE INDEMNITEE. If the Indemnifying Party (i) fails to (or is not permitted under the terms hereof to) assume the defense of a Third Party Claim, or (ii) fails to diligently prosecute such defense, then the Indemnitee may defend against the Third Party Claim, at the Indemnifying Party's' sole cost, risk and expense, in such manner as the Indemnitee may deem appropriate, including, without limitation, settling the Third Party Claim on such terms as the Indemnitee may deem appropriate; provided that the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnitee defends the Third Party Claim in accordance with this SECTION 7.4(C) and the Indemnifying Party wishes to participate in such action the Indemnifying Party shall, at the Indemnifying Party's sole cost, risk and expense, cooperate with the Indemnitee and its counsel in all respects and deliver to the Indemnitee and its counsel copies of all pleadings and other information within the Indemnifying Party's' possession or control requested by the Indemnitee or its counsel.

7.5      TREATMENT OF INDEMNITY PAYMENTS.

         Any payment made to an Indemnitee pursuant to this ARTICLE 7 will be treated and reported by the Sellers and the Buyer as a reduction in the Purchase Price.

7.6      LIMITATION.

         (a) Subject to the provisions of SECTION 7.6(B) below, the Seller Indemnitors shall not have the obligation to indemnify the Seller Indemitees unless and until the aggregate amount of all claims for indemnification by the Seller Indemnitees exceeds fifty thousand dollars ($50,000), at which time the Seller Indemnitees shall be entitled to full indemnification for all claims for indemnification in excess of fifty thousand dollars ($50,000), provided, however, the maximum liability of the Seller Indemnitors shall not exceed five hundred thousand dollars ($500,000) in respect of any and all Indemnification Claims delivered by the Seller Indemnitees under this ARTICLE 7.

         (b) The Buyer Indemnitors shall not have the obligation to indemnify the Buyer Indemitees unless and until the aggregate amount of all claims for indemnification by the Buyer Indemnitees exceeds fifty thousand dollars ($50,000), at which time the Buyer Indemnitees shall be entitled to full indemnification for all claims for indemnification in excess of fifty thousand dollars ($50,000), provided, however, the maximum liability of the Buyer Indemnitors shall not exceed five hundred thousand dollars ($500,000) in respect of any and all Indemnification Claims delivered by the Buyer Indemnitees under this ARTICLE 7.

         (c) All amounts under this ARTICLE 7 owed by the Seller Indemnitors shall be paid by a reduction of the amounts owed under the Buyer Notes held by Seller Indemnitors who have consented, either affirmatively or by default, to the provision of indemnification hereunder, pro rata with respect to the relative amounts owed to such Seller Indemnitors under their respective notes

7.7      EXCLUSIVITY.

         The parties hereto agree that the indemnification provisions of SECTION
4.3 and this ARTICLE 7 are intended to provide the exclusive remedy as to all Losses they may incur arising from or related to the transactions contemplated hereby that are intended to be indemnified hereunder, and each party hereby waives, to the extent it may do so, any other rights or remedies that may arise under applicable statute, rule or regulation; provided, however, that the foregoing shall not be interpreted to limit the equitable remedies, including specific performance, which may be sought by an Indemnitee in connection with the breach of any covenant or agreement contained in this Agreement.

7.8      NO DOUBLE RECOVERY.

         Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement the Exhibits or Schedules attached hereto, or any document executed in connection with this Agreement or otherwise.

                                   ARTICLE 8
                                  MISCELLANEOUS

8.1      DEFINED TERMS.

         "338(h)(10) Election" has the meaning ascribed to it in SECTION 4.2(A).

         "Accounts" has the meaning ascribed to it in SECTION 2.9(B).

         "Accounts Receivable" means all trade and other accounts receivable and notes and loans receivable and all unbilled amounts for contracts in progress and binding purchase orders for the sale of inventory or the provision of services by the seller of such inventory or the provider of such services as shown on the Financial Statements.

         "Affiliate" has the meaning ascribed to it in Rule 405 under the Securities Act.

         "Affiliated Group" means any affiliated group within the meaning of ss.1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

         "Agreement" has the meaning ascribed to it in the preamble.

         "Buyer" has the meaning ascribed to it in the preamble and SECTION 1.3(D).

         "Buyer Indemnitee" and "Buyer Indemnitor" has the meanings prescribed to each term in SECTION 7.2 hereof.

         "Buyer Notes" means those certain Buyer Notes, substantially in the form attached hereto as EXHIBIT A, issued as part of the Purchase Price pursuant to SECTION 1.4(A) hereof.

         "Claim" has the meaning ascribed to it in SECTION 7.3 hereof.

         "Closing" means the closing of the sale by the Sellers, and the purchase by the Buyer, of the Sellers' Shares pursuant to SECTION 1.3 hereof.

         "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

         "Contract Backlog" has the meaning ascribed to it in SECTION 2.28 hereof.

         "Debt" means the debt described on SCHEDULE 2.9(A) hereof.

         "Decision" means any judgment, order, ruling, or award granted with respect to an Action.

         "Disclosure Schedules" means the schedules of the Sellers and EOIR attached hereto as SCHEDULE 2.

         "Employee Benefit Plans" shall have the meaning ascribed in SECTION 2.13(C).

         "Employee Option Plan" shall have the meaning ascribed in SECTION
6.3(A).

         "Environmental Laws" means all U.S. federal, state, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial, administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (i) the protection, investigation, remediation, or restoration of the environment or natural resources; (ii) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Material; (iii) noise, odor, pollution, contamination, land use, any injury or threat of injury to persons or property; or (iv) the protection of the health and safety of employees or the public.

         "EOIR" has the meaning ascribed to it in the preamble hereof.

         "EOIR Common Stock" has the meaning ascribed to it in RECITAL A hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Option Plan" shall have the meaning ascribed in SECTION 6.2(B)(V).

         "Financial Statements" has the meaning ascribed to it in SECTION 2.7(A) hereof.

         "GAAP" means U.S. generally accepted accounting principles.

         "Government Bid" shall have the meaning ascribed in SECTION 2.21(A).

         "Government Contracts" means any prime contract with the United States Government and any contract with a prime contractor or lower tier subcontractor under a prime contract with the United States Government.

         "Government Furnished Items" shall have the meaning ascribed in SECTION 2.21(E).

         "Governmental Entity" means any U.S. federal, state, local or foreign governmental, regulatory or administrative authority or agency, court or arbitrational tribunal.

         "Hazardous Material" means any substance, material, or waste that is:
(i) listed, classified or regulated in any concentration pursuant to any Environmental Law; (ii) any petroleum hydrocarbon, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive materials or radon; or (iii) any other substance, material, or waste which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

         "Income Tax" means any federal, state, local, or foreign tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether or not disputed.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "Indemnitee" has the meaning ascribed to it in SECTION 7.2 hereof.

         "Indemnifying Party" has the meaning prescribed to it in SECTION 7.3 hereof.

         "Intellectual Property" means all technology, software, software tools, patents, trade secrets, trademarks, service marks, trade names, copyrights, licenses, domain names and other intangible rights and proprietary information.

         "IRS" means the Internal Revenue Service.

         "Key Employees" means all shareholders of EOIR that are employees, all members of senior management, and all persons earning in excess of $100,000 per annum.

         "Knowledge" or "known" means actual knowledge of the named individual(s), except as otherwise set forth in ARTICLE 2 and except with respect to EOIR, as to which "knowledge" or "known" shall mean the actual knowledge of any officer or director of EOIR.

         "Losses" means the amount of any actual damages, liabilities, obligations, deficiencies, losses (including without limitation any actual diminution in value), expenditures, costs or expenses (including without limitation reasonable attorneys' fees and disbursements) reduced by any insurance proceeds actually received in respect thereof (net of costs of recovery) and determined without giving effect to any qualifications or limitations as to materiality or knowledge set forth in any representation or warranty.

         "Material Adverse Effect" means, with respect to any party, any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that (i) is materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of such party and its subsidiaries, either individually or in the aggregate, or (ii) impairs the ability of such party to complete the transactions contemplated hereby.

         "Material Contracts" means all the contracts, agreements, commitments and instruments that are required to be identified in SECTION 2.18(A).

         "Moulton Sr." shall have the meaning ascribed in SECTION 1.3(A).

         "Named Executives" shall mean those persons designated in SECTION 2.1 hereof.

         "Non-Moulton Sellers" shall have the meaning ascribed in SECTION 1.5.

         "Non-Selling Shareholder" shall have the meaning ascribed in SECTION 1.3(C).

         "Party" and "Parties" mean, as the case may be, one or more of the signatories to this Agreement.

          "Permits" means all permits, licenses, sublicenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

         "Proprietary Information" means any information not in the public domain, in any form, whether acquired prior to or after the Closing, relating to the business and operations of the Buyer, EOIR or any of their respective Affiliates, including, without limitation, information regarding vendors, suppliers, trade secrets, training programs, technical information, contracts, systems, procedures, know-how, trade names, improvements, price lists, financial or other data, business plans, computer programs, software systems, internal reports, personnel files, any other Intellectual Property, any other technical information or data relating to materials, products, components or services, or any other compilation of information, written or unwritten, which is or was used in the business of the Buyer, EOIR or any of their respective Affiliates, except for information (i) that was or becomes generally available to the public, other than as a result of disclosure by the Sellers or any of their respective Affiliates or (ii) that is received by the Sellers or any of their respective Affiliates on a non-confidential basis from a third party that is not prohibited from disclosing such information by any obligation to the Buyer, EOIR or any of their respective Affiliates.

         "Purchase Price" has the meaning ascribed to it in SECTION 1.2 hereof.

         "Related Party" has the meaning ascribed to it in SECTION 2.24 hereof.

         "Representative" shall mean the Person designated in SECTION 1.5 hereof.

         "Retained Executives" shall mean James A. Moulton, John P. Moulton, Thomas A. Moulton, Diane E. Moulton, Diane E. Deterline, Gregory A. Williams, Mary S. Williams, Larry J. Bramlette, Larry L. Fillian, William J. Elliott, Sr., Joseph P. Mackin, and Clara S. Schuster .

         "RMS" shall have the meaning set forth in SECTION 5.2(F) hereof.

         "Sellers" has the meaning ascribed to it in the preamble.

         "Seller Indemnitee" and "Seller Indemnitors" shall have the meaning ascribed in SECTION 7.1.

         "Sellers' Shares" shall have the meaning set forth in SECTION 1.1 hereof.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, net worth, occupation, premium, prohibited transaction, windfall profits, environmental (including taxes under Code ss.59A), customs duties, tariffs, imposts, levies, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, recording, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means a return, declaration, report, statement and other document required to be filed in respect of any Tax or any claim for a refund of any Tax, including, without limitation, any amendment or supplement to any of the foregoing.

         "Third Party Claim" has the meaning ascribed to it in SECTION 7.3 hereof.

         "Transaction Documents" means this Agreement, the Promissory Notes referenced in Section 1.4, a Security Agreement and Pledge and Security Agreement effecting the security interests referenced in Section 1.4, all necessary stock powers, and all other documents and other matters or items required to be delivered by the Sellers at Closing.

         "Transaction Fee Schedule" shall have the meaning ascribed as SECTION 1.4(B).

         "United States Government" means the government of the United States of America, or any agency, department, division, subdivision, instrumentality of office thereof.

         "Warranty Obligations" shall have the meaning ascribed as SECTION 2.29(B).

         "Work Related Liability" has the meaning prescribed to it in SECTION 2.29(A) hereof.

8.2      AMENDMENT AND MODIFICATION.

         Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of EOIR, the Sellers and the Buyer. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

8.3      WAIVER OF COMPLIANCE; CONSENTS.

         Any failure of the Sellers or the Buyer to comply with any obligation, covenant, agreement, or condition herein may be waived by the Buyer, on the one hand, or the Sellers, on the other hand, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

8.4      NOTICES.

         All notices and other communications hereunder to any party shall be contained in a written instrument addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person or duly sent by facsimile or electronic mail to a facsimile number or electronic mail address furnished by the addressee for the purpose of receiving notices and other communications, (b) three days after being duly sent by first class mail, postage prepaid, or (c) two days after being duly sent by Federal Express or other recognized express courier service::

If to Sellers, to:                  Joseph R. Moulton, Sr.
                                    1 English Hills Drive
                                    Fredericksburg, VA  22406
                                    Attention:  Joseph R. Moulton

with a copy (which shall            Wiley Rein & Fielding LLP
not constitute notice) to:          1776 K Street, NW
                                    Washington, DC  20006
                                    Attn:  Gregory P. Cirillo
                                    Fax:  (202) 719-7049

If to EOIR, to:                     EOIR, Inc.
                                    1308 Devil's Reach Rd.
                                    Suite 104
                                    Woodbridge, VA 22192
                                    Attention:  President
                                    Fax: (703) 490-5293

If to the Buyer, to:                Markland Technologies Inc.
                                    54 Danbury Road, Suite 207
                                    Ridgefield, CT  06877
                                    Fax: (203)286-1608

with a copy (which shall not
constitute notice) to:              Foley Hoag LLP
                                    155 Seaport Boulevard
                                    Boston, MA  02210
                                    Attn:  David A. Broadwin
                                    Fax:  617-832-1000

8.5      ASSIGNMENT.

         This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

8.6      GOVERNING LAW.

         This Agreement will be governed by, construed and enforced in accordance with the internal laws of the Commonwealth of Virginia.

8.7      COSTS OF ENFORCEMENT.

         If any party to this Agreement brings any Action to enforce this Agreement or the other Transaction Documents or to declare rights under this Agreement or the other Transaction Documents, in addition to any damages and costs which the prevailing party or parties otherwise would be entitled, the losing party or parties in any such Action shall pay to the prevailing party or parties all actual attorneys' fees and costs incurred in connection with such Action and/or any Decision granted by a court, arbitrator or mediator.

8.8      SEVERABILITY.

         Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

8.9      CONSTRUCTION.

         The captions and titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

8.10     ENTIRE AGREEMENT.

         This Agreement, including the exhibits and schedules hereto and agreements referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto.

8.11     COUNTERPARTS; FACSIMILE EXECUTIONS.

         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. Signatures transmitted electronically or by facsimile will be deemed original signatures, and for purposes of this Agreement, a document (or signature page thereof) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. At the request of either party, any facsimile or telecopy document shall be re-executed in original form by the party who executed the same. No party hereto may raise the use of a facsimile or telecopier or the fact that any signature was transmitted through the use of a facsimile telecopier as a defense to the enforcement of this Agreement or any document related hereto.

8.12     SPECIFIC PERFORMANCE.

         The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

8.13     FURTHER ASSURANCES.

         (a) GENERALLY. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any party, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use commercially reasonable efforts to effectuate all required action.

         (b) PERFECTION OF TRANSFER. If, at any time after the Closing Date, any further action is necessary or desirable to vest, perfect or confirm in the Buyer title to or ownership or possession of the EOIR Shares acquired pursuant to this Agreement, the Sellers, as well as the officers and directors of EOIR and the Buyer, are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action to so vest, perfect or confirm in the Buyer title to or ownership of the EOIR Shares, so long as such action is consistent with this Agreement.The parties hereto will execute and deliver such further agreement and do such further act and things as may be required to carry out the intent of this Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT
                   ------------------------------------------

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement s of the date first written above.

                                          THE BUYER:

                                          MARKLAND TECHNOLOGIES INC.



                                          By: _____________________________
                                              Name:
                                              Title:


                                          EOIR:

                                          E-OIR TECHNOLOGIES Inc.



                                          By: _____________________________
                                              Name:
                                              Title:

SELLERS:

Joseph R. Moulton, Sr.                    Diane E. Moulton                       Larry J. Bramlette

-------------------------                 -------------------------              -------------------------

James A. Moulton                          Gregory A. Williams                    Diane E. Deterline


-------------------------                 -------------------------              -------------------------

John P. Moulton                           Mary M. Williams                       Thomas A. Moulton

-------------------------                 -------------------------              -------------------------

                                                    44

-------------------------                 -------------------------              -------------------------

Anthony Raniszewski                       Clara Schuster                         William J. Elliott


-------------------------                 -------------------------              -------------------------

Joseph P. Mackin                          Larry L. Fillian


-------------------------                 -------------------------

REPRESENTATIVE:

-------------------------------------------------
Joseph R. Moulton, Sr. in his capacity as
"Representative" hereunder, and to accept and
acknowledge the responsibilities of Representative
herein.

                                                      45